Exhibit 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI  53202-4497

Phone:    (414) 277-5000

Fax:         (414) 271-3552

www.quarles.com

April 27, 2007

Snap-on Incorporated

2801 80th Street

Kenosha, Wisconsin  53143

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) to be filed by Snap-on Incorporated (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of the Company’s common stock, $1.00 par value (“Common Stock”), and related preferred stock purchase rights (the “Rights”) which may be issued pursuant to the Snap-on Incorporated 2001 Incentive Stock and Awards Plan (Amended and Restated as of April 27, 2006) (the “Plan”).

We have examined:  (i) the Registration Statement; (ii) the Company’s Restated Certificate of Incorporation and Bylaws, each as amended to date; (iii) the Rights Agreement, dated as of August 22, 1997, between the Company and First Chicago Trust Company of New York, as Rights Agent, providing for the Rights and Amendment No. 1 to the Rights Agreement, dated as of September 24, 2001, between the Company and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York) (together, the “Rights Agreement”); (iv) the Plan; (v) the corporate proceedings relating to the adoption of the Plan; and (vi) such other documents and records and matters of law as we have deemed necessary in order to render this opinion.  In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

Based on the foregoing, it is our opinion that:

1.             The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.             The Shares to be sold from time to time pursuant to the Plan which are original issuance or treasury shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders of a foreign corporation qualified to do business in Wisconsin pursuant to former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

3.             The Rights associated with the Common Stock, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

We consent to the use of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the use of our name in the Registration Statement.  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP
QUARLES & BRADY LLP